Exhibit 99.1

Span-America Named Best Value Supplier by Cardinal Health for Therapeutic Support Surfaces

GREENVILLE, S.C.--(BUSINESS WIRE)--Span-America Medical Systems, Inc. (NASDAQ: SPAN) today announced that it was named as a Best Value™ provider for therapeutic support surfaces by Cardinal Health, Inc. (NYSE: CAH), one of the nation’s largest healthcare distributors.

The Best Value program provides Cardinal’s customers with a select list of products that meet strict criteria for excellence in the areas of performance, economics and service. Span-America has enjoyed Best Value status for its overlay and patient positioner products since 1996. The new agreements with Cardinal are effective through June 2009 and cover Span-America’s overlays, patient positioners and therapeutic support surfaces, including the company’s Geo-Mattress® line of therapeutic foam prevention mattresses and PressureGuard® series of specialty air therapy treatment surfaces.

“We are pleased that Cardinal has recognized the value and efficacy of our therapeutic support surfaces with their Best Value program,” stated James D. Ferguson, president and chief executive officer of Span-America. "Cardinal is recognized as one of the leading distributors for medical equipment and the addition of our proprietary specialty mattress products is expected to create new sales opportunities for Span-America in the prevention and treatment segments of the market.

“We expect overall market demand for therapeutic support surfaces to gain momentum due to forthcoming changes in Medicare rules. Beginning in October 2008, Medicare will hold hospitals financially accountable for the cost of care associated with facility-acquired pressure ulcers. As a result, we expect hospitals to focus more resources on prevention measures, including increased use of therapeutic support surfaces like our Geo-Mattress and PressureGuard lines of specialty mattresses,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

About Cardinal Health, Inc.

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $87 billion, global company serving the health care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinal.com.

CONTACT:
Span-America Medical Systems, Inc.
Clyde Shew, 864-288-8877, ext. 6976
VP, Medical Sales and Marketing
cshew@spanamerica.com